NORTH VALLEY
                                     BANCORP
                                 (LOGO OMITTED)

North Valley Bancorp Declares Cash Dividend

February 27, 2004 - REDDING, CA.--(BUSINESS WIRE) - The Board of Directors of North Valley Bancorp (Nasdaq:NOVB), has declared a cash dividend of $0.10 (ten cents) per share. The dividend is payable on April 2, 2004 to holders of record at the close of business on March 12, 2004.

         North Valley Bancorp is a bank holding company headquartered in Redding, California. North Valley Bank operates thirteen commercial banking offices in Shasta and Trinity Counties in Northern California including two in-store supermarket branches and a Business Banking Center. Six Rivers Bank, a division of NVB, operates seven commercial banking offices in Humboldt, Del Norte, and Mendocino Counties. North Valley Bancorp, through its subsidiary bank, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, North Valley Bank engages in a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans and installment loans through the Dealer Finance Division. NVB has SBA Preferred Lender status and provides investment services to its customers through an affiliated relationship.

For further information contact:

Michael J. Cushman                         Edward J. Czajka
President & Chief Executive Officer        Executive Vice President
(530) 226-2900    Fax: (530) 221-4877      & Chief Financial Officer